SEPARATION AGREEMENT AND GENERAL RELEASE
This Separation Agreement and General Release (the “Agreement”) is made and entered into by and between John David Moriarty (“Executive”) and LendingTree, Inc. (“LTI”) and LendingTree, LLC (the “Company” which is a wholly-owned subsidiary of LTI; LTI and the Company are collectively the “Company Group”) (each a “Party” and collectively, the “Parties”), pursuant and subject to the terms of the LendingTree Executive Severance Pay Plan (the “Plan”).
1.The Parties agree and acknowledge that: (i) Executive’s employment with the Company, which is currently on an “at-will” basis, was terminated due to a Qualifying Termination (as defined in the Plan) effective on July 31, 2023 (the “Separation Date”), and such termination was not in connection with or following a Change in Control (as defined in the Plan); (ii) Executive was previously selected by the Plan Sponsor (as defined in the Plan) to participate in the Plan, and has previously executed a Participation Agreement (as defined in the Plan) with respect to the Plan; (iii) Executive is executing this Agreement as a condition for eligibility to receive the separation benefits provided for under the Plan; (iv) this Agreement contains a “Release” as referenced in the Plan, and incorporates by reference all terms, conditions, requirements, and exclusions set forth in the Plan as if fully set forth herein; and (v) Executive has received a copy of a fully completed document captioned “Instructions for Claiming Unemployment Benefits” from the New Jersey Department of Labor and Workforce Development bearing form number BC-10 (R-7-11).
2.Consideration.
(a)Executive understands and agrees that the value and consideration provided to Executive herein is sufficient to bind Executive to the terms of this Agreement, and that Executive will have twenty-one (21) calendar days after receiving the Agreement during which to consider, sign, and return the Agreement.
(b)Following the Effective Date (as defined in Section 11(c) below) of this Agreement, the Company Group shall provide Executive with the payments and benefits set forth in Schedule A of the Plan applicable for a “Qualifying Termination other than in connection with a Change in Control,” subject to the terms, conditions, requirements, and exclusions set forth in the Plan. For the avoidance of doubt, those benefits include the following:
i.Cash severance equal to 1.0x Executive’s base salary, payable in equal installments over the twelve (12)-month period following Executive’s Qualifying Termination, in accordance with Section 3 of the Plan and regular payroll policies;
ii.Accelerated vesting of Executive’s outstanding equity awards that would have vested during the twelve (12) months following Executive’s Qualifying Termination; and
iii.Coverage of up to twelve (12) months of COBRA premiums for Executive and Executive’s eligible dependents.
(c)No payments made pursuant to this Agreement or the Plan shall be considered as creditable “compensation” under any pension, savings, or other benefit plan maintained by any of the Company Group, unless specifically provided for under the applicable plan documents.

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3.General Release of Claims. Except as specified below, Executive waives and releases the Company, LTI, and their respective former, current, and future parents, affiliates, related entities, predecessors, successors, and subsidiaries, and each of these entities’ respective current and former officers, directors, agents, employees, attorneys, assigns, insurers, Company Group sponsored or established benefit plans, administrators, fiduciaries, and trustees of any Company Group sponsored or established benefit plans (collectively, the “Releasees”), to the maximum extent permitted by law, from any and all claims or causes of action, whether or not now known, foreseen or unforeseen, with respect to any act, event, or omission occurring through and including the date on which Executive signs this Agreement, and including but not limited to any matter arising out of or connected with Executive’s hire or employment with the Company or the termination of such employment, including without limitation, claims for compensation, bonuses, commissions, stock options, restricted stock, equity of any form or nature, shadow stock (excluding, in each case, any Equity Rights, as defined below), wages, monetary damages, and including any claim based in tort, contract, statute, regulation, constitutional provisions, or any other common law claim, any claims of wrongful discharge, defamation, slander, libel, fraud, assault, battery, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, negligence, personal injury, invasion of privacy, false imprisonment, conversion, breach of contract (whether express, oral, written or implied from any source), and breach of the covenant of good faith and fair dealing, promissory estoppel, fraud, any claims for alleged discrimination, retaliation or harassment based on sex, age, race, national origin, disability, sexual orientation, medical condition, pregnancy, or any other protected basis, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Rehabilitation Act, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, except as prohibited by law, the Sarbanes-Oxley Act of 2002, the New Jersey Law Against Discrimination, the Conscientious Employee Protection Act, the New Jersey Family Leave Act, and any and all other constitutional, federal, state and local laws and regulations relating to employment, all as amended, and any and all claims for attorneys’ fees and costs, and interest and penalties (collectively, the “Claims”), with the only exceptions to such waiver and release being:
(a)Any rights to defense or indemnification or insurance coverage that Executive may have as a former officer or director of the Company Group;
(b)Unemployment, state disability, and/or paid family leave insurance benefits pursuant to the terms of applicable law;
(c)Workers’ compensation insurance benefits pursuant to applicable state law under the terms of any workers’ compensation insurance policy or fund;
(d)Continued participation in the Company Group’s group medical benefit plans pursuant to the terms and conditions of the federal law known as “COBRA” and/or any applicable state law counterpart;
(e)Any rights with respect to any stock options, restricted stock units, shares of stock, phantom equity, or other grants or rights made by any member of the Company Group to Executive from time to time pursuant to written documentation executed by any member of the Company Group (collectively, “Equity Rights”); and
(f)Any other rights that, pursuant to applicable law, are not subject to waiver by Executive.

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    It is expressly agreed and acknowledged that the rights referenced in the foregoing clauses (a)-(f) are not “Claims” and are therefore excluded from the scope of the releases set forth in this Section 3.
If and to the extent that any claims, demands, or causes of action Executive released or attempted to release in this Section 3 exist and accrued prior to the execution of this Agreement by Executive, and the approval of any court, agency, administrative body, commission, or other entity is necessary to fully effectuate any such release, Executive agrees to participate in and cooperate fully with the Company Group and any other Releasees in obtaining any such approval.
4.Permitted Communications. Nothing in this Agreement restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (each a “Regulator” and collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, Executive is waiving Executive’s right to receive any individual monetary relief from the Company Group or any Releasees resulting from such claims or conduct, regardless of whether Executive or another party has filed them, and in the event Executive obtains such monetary relief the Company Group will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Executive does not need the prior authorization of the Company Group to engage in conduct protected by this Section 4, and Executive does not need to notify the Company Group that Executive has engaged in such conduct.
5.Acknowledgement of Rights. Executive acknowledges and understands that Executive has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, Executive acknowledges and understands that nothing in this Agreement or otherwise prohibits or limits Executive from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and Executive may do so without notifying the Company or any of the Company Group. Executive further acknowledges and understands that (a) neither the Company nor any of its subsidiaries or affiliates may retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other governmental entity or self-regulatory organization, and (b) nothing in this Agreement or otherwise prohibits Executive from notifying the Company or any of the Company Group that Executive will make a report or disclosure to law enforcement.
6.Confidentiality of Agreement. Executive must keep this Agreement strictly confidential. Executive shall not disclose, directly or indirectly (such as through anyone acting at the direction or on behalf of Executive), to any other persons or entities the existence of this Agreement, the contents or terms of this Agreement, or the monetary consideration paid by the Company Group pursuant to this Agreement, except that Executive may disclose such information to: (a) Executive’s spouse or registered domestic/civil union partner, and/or (b) Executive’s attorney or accountant (solely in order for such individuals to render personal

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services to Executive), and only so long as any such individual(s) agrees in advance of the disclosure to keep such information confidential. In the event the prior agreement to be bound by the terms of this confidentiality provision is not obtained from such individuals, then Executive will be deemed to have breached the confidentiality provision of this Agreement if Executive discloses such information. Nothing in this Section or elsewhere in this Agreement is intended to prevent or prohibit Executive from: (a) providing information regarding Executive’s former employment relationship with the Company or this Agreement, in the event required by law or lawful legal process; or (b) cooperating, participating or assisting in any investigation or proceeding conducted by a government entity or Regulators; or (c) discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, retaliation, or any other conduct that Executive has reason to believe is unlawful. Should Executive be required by law, legal process, or subpoena to provide information related to Executive’s employment with the Company, and only as permitted by law, Executive shall, in advance of providing any response, and within three (3) calendar days of her receipt of notice of such law, legal process or subpoena, provide written notice to the Company’s Chief Human Resources Officer via certified/registered U.S. Mail or via email, so that the Company and/or the Releasees may seek to assert its or their rights and interests in connection therewith.
7.References. Executive shall direct any inquiries by potential future employers or persons/entities seeking references to the Company’s Human Resources Department, which shall communicate only Executive’s fact of employment, last position, and dates of employment.
8.Acknowledgment of Receipt of Wages Due. Executive understands and agrees that Executive has been paid any and all wages due and owing by the Company Group through the Separation Date, and that the payment of any wages concededly due and owed is not in any way conditioned upon Executive signing this Agreement. This Agreement includes a compromise of any potential bona fide and good faith dispute regarding claimed wages by Executive and by signing this Agreement, Executive acknowledges and agrees that with respect to any potential claim for wages by Executive, the Company Group and other Releasees have defenses, based in law or fact that, if successful would preclude any recovery on the part of Executive.
9.No Pending Actions. Executive represents and certifies that neither Executive nor any person, agent, or entity acting on Executive’s behalf has filed or instituted any complaints, lawsuits, actions, claims, administrative charges, grievances, and/or proceedings against the Company Group or any of the Releasees, in any forum, and to the extent any such claims, charges, complaints have been filed or instituted on behalf of Executive, Executive agrees to dismiss such claims, complaints, charges with prejudice. The dismissal with prejudice of any such pending claims, complaints, or charges shall be a condition precedent to Company Group’s obligation to provide the severance payments and benefits to the Executive under this Agreement.
10.Cooperation. If the Company Group so requests, then Executive will cooperate with the Company Group about any legal matter, including matters that started after Executive leaves the Company Group. Executive agrees to provide the Company Group with cooperation and reasonable assistance in the preparation, defense, or prosecution of any legal matters involving the Company Group about which Executive has personal knowledge, including any matters which may be filed after the Separation Date (“the Cooperation”). The Company Group acknowledges that Executive’s time associated with the Cooperation will take away from Executive’s other professional and financial pursuits, and for this reason, the Company Group agrees to reimburse Executive for: (i) all Cooperation time at a rate of $165 per hour; and (ii) all expenses actually incurred in connection with the Cooperation, including but not limited to travel and accommodations. This paragraph shall not require Executive to cooperate with the Company Group regarding any charge or litigation in which Executive is a charging or

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complaining party, or any confidential investigation by a government agency in which Executive is asked by such agency to maintain information in confidence.
11.ADEA Waiver; Consideration & Revocation Periods; Effective Date. Executive acknowledges that Executive is waiving and releasing any claims that Executive may have under the ADEA against Releasees, and Executive represents that this waiver and release is knowing and voluntary.
(a)Consideration Period. Executive has twenty-one (21) calendar days after the date Executive received this Agreement (the “Consideration Period”) in order (i) to read and consider it; (ii) to consult with an attorney of Executive’s own choosing (and cost) regarding whether Executive should sign this Agreement, which consultation the Company Group hereby advises Executive to undertake; and (iii) to sign this Agreement if that is what Executive decides to do; provided, however, that Executive may not sign this Agreement prior to the Separation Date. In the event Executive signs this Agreement on or after the Separation Date, but before expiration of the Consideration Period, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the remainder of the Consideration Period.
(b)Revocation Period. If Executive timely signed this Agreement during the Consideration Period, Executive can change his mind about having signed the Agreement during the seven (7) days after the date Executive signed the Agreement (“Revocation Period”). If Executive changes his mind in this regard, Executive must deliver written notice to the Company Group of the revocation by midnight on the seventh day to LendingTree, Inc., Attn: Chief Human Resources Officer, 1415 Vantage Park Drive, Suite 700, Charlotte, NC 28203.
(c)Effective Date. The “Effective Date” of the Agreement will be the eighth (8th) day after the date Executive timely signed the Agreement, provided that Executive returned Executive’s signed Agreement to the Company Group and did not timely revoke the Agreement during the Revocation Period.
12.Non-Disparagement. Executive further acknowledges and agrees that following the execution of this Agreement, Executive will not make any negative, derogatory, defamatory, slanderous, or disparaging comments, references, or characterizations, either verbally or in writing, regarding any of the Releasees, including without limitation the services, products, business models, personnel, officers, affiliates, management, and financial status of the Company Group, to any of the following: former or existing employees of the Company Group, customers or business partners of the Company Group, the media, the general public, on the Internet, or any other entity, for any purpose whatsoever, unless a legal duty to do so is imposed. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit or shall prohibit Executive from: (i) engaging in any conduct set forth in Section 4 above, or otherwise providing truthful information or testimony in connection with any legal or regulatory investigation or proceeding; or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, retaliation, or any other conduct that Executive has reason to believe is unlawful. Executive agrees that in the event of any breach or threatened breach of this Section 12, the Company Group (in addition to any other remedies at law or in equity it or he may have) shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including without limitation injunctive relief and specific performance.
13.General Terms.
(a)Nothing contained in this Agreement shall constitute or be treated as an admission by Executive or by Company Group or the Releasees of any liability, or any wrongdoing, or of any violation of law.

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(b)Executive has been and is hereby advised in writing through this Agreement, which Executive agrees constitutes sufficient notice and which Executive has reviewed prior to signing, that Executive has the right to consult and could consult with an attorney prior to executing this Agreement, and Executive acknowledges that Executive has had the opportunity to consult with an attorney.
(c)The Executive and the Company Group shall each bear their own respective costs and fees and expenses incurred in connection with the review and signing of this Agreement.
(d)The Company Group reserves the right after receiving the signed Agreement from Executive to reject it and decline to accept it in the event it is untimely or if it has been modified in any way by Executive. In the event the Agreement is rejected and not accepted by the Company Group, it will be void and unenforceable.
(e)Executive and the Company Group intend that this Agreement be construed to give the Releasees the full benefit of the waiver and release provisions. Should any provision of this Agreement be determined by an arbitrator or a court of competent jurisdiction to be wholly or partially invalid or unenforceable, such provision(s) shall be modified to comply with current applicable law. In addition, if any one or more provisions contained in this Agreement shall be held to be excessively broad as to duration, geographical scope, activity, subject, or otherwise, it shall be construed by limiting or reducing it, so as to be enforceable with applicable law. If any provision(s) cannot be modified to comply with current applicable law, such provision(s) shall be severed and the enforceability of the remaining parts, terms, or provisions shall remain in full force and effect.
(f)Except as specified below, this Agreement and the Plan supersede any and all other agreements or understandings, whether oral, implied, or in writing, between the Parties with respect to the subject matter hereof and contain all of the covenants and agreements between the Parties with respect to such matters in their entirety; provided, however, that any written agreement(s) between Executive and any of the Company Group relating to the protection of any of the Company Group’s confidential and proprietary information, intellectual property, trade secrets, or any other applicable covenants or restrictions, including without limitation the Confidentiality, Non-Competition, Non-Solicitation, and Work Product Agreement previously Executed by Executive on March 25, 2022, and the Consultant Agreement between Executive and the Company, shall remain in full force and effect pursuant to the terms thereof. Except as set forth herein, this Agreement shall constitute the full, complete, and exclusive agreement between Executive and the Company Group regarding all of the subject matter covered by this Agreement, and neither the Executive nor the Company Group is relying on any representation or promise that is not expressly stated in this Agreement.
(g)This Agreement may only be amended by a written agreement signed by Executive and an Officer of the Company Group.
(h)The rights and remedies of the Company Group in this Agreement shall be deemed cumulative, and the exercise of one of such remedies shall not operate to bar the exercise of any other rights and remedies reserved to the Company Group or available at law or in equity. The failure of the Company Group to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof, or deprive the Company Group of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing, and no waiver of any breach of any provision of this Agreement shall constitute a continuing waiver, a waiver of any other breach of that provision, or a waiver of any other provision hereof. Additionally, no delay or failure by the Company Group to

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exercise any right under this Agreement, and no partial or single exercise of such right, shall constitute a waiver of that or any other right.
(i)This Agreement and all rights hereunder shall be governed by and construed in accordance with the terms of the Plan and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent not preempted by ERISA or otherwise governed by federal law, the laws of the State of North Carolina, without regard to the conflicts of laws provisions thereof. To the extent that North Carolina law would apply, but is deemed inapplicable by a court of competent jurisdiction, then the laws of the State of New Jersey shall be deemed to apply in lieu of North Carolina law, without regard to the conflicts of laws provisions thereof. The Parties agree that any rule of construction of contracts resolving any ambiguities against the drafting party shall be inapplicable to this Agreement.
(j)This Agreement may be signed in counterparts. The Parties hereby expressly agree, pursuant to Article 40 of Chapter 66 of the North Carolina General Statutes and (as applicable) the Uniform Electronic Transactions Act, N.J. Stat. § 12A:12-1, et seq., that either or both of the Parties may execute this Agreement using an electronic signature (as such term is defined in that statute). If and to the extent that separate signature pages are signed by the Parties, each separate signature page shall be affixed to this Agreement and shall constitute one (1) Agreement binding on the Parties, notwithstanding that the signatories are not signing the same page. Facsimile transmissions (including transmission by e-mail in PDF format) of any executed original document shall be deemed the same as a delivered, executed original. Each Party agrees that the electronic signatures, whether digital or encrypted, of the Parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures.
(k)Executive acknowledges and agrees that in Executive’s position immediately prior to the termination of Executive’s employment, Executive had the authority, in the interest of the Company, to hire, suspend, lay off, recall, promote, discharge, assign, reward, and discipline certain other employees, as well as the responsibly to direct them and adjust their grievances, and to otherwise effectively to recommend such action; and the exercise of such authority was not of a merely routine or clerical nature, but required the use of Executive’s independent judgment.
(l)The Company and (as applicable) LTI may each assign their rights and obligations under this Agreement to any successor to all or substantially all the assets of the Company and/or (as applicable) LTI by merger, sale of assets, or otherwise, and all such rights shall inure to and be enforceable by any such assignee to the fullest extent permitted by applicable law. Executive is not permitted to assign or encumber this Agreement, voluntarily or involuntarily, and any such purported assignment shall be void ab initio. This Agreement shall be binding upon the heirs, executors, administrators, and other legal representatives and assigns of Executive.

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(m)Executive, by signing this Agreement, acknowledges that Executive has had a full and fair opportunity to review, consider and negotiate the terms of this Agreement, has been advised to seek the advice of an attorney in connection with the decision whether to accept the benefits that have been offered under this Agreement, has had a reasonable period of time to consider whether to enter this Agreement, has reviewed this Agreement with advisors of Executive’s choice subject to Section 6 above, has read and understands this Agreement, and has signed this Agreement freely and voluntarily, without duress, coercion, or undue influence and with full and free understanding of its terms.
I HAVE READ THIS AGREEMENT AND UNDERSTAND IT. I RECOGNIZE THAT I AM GIVING UP IMPORTANT RIGHTS AND THAT AT NO TIME IN THE FUTURE MAY I PURSUE ANY OF THE RIGHTS I HAVE WAIVED AND RELEASED IN THIS AGREEMENT.

Dated: ___August 7_______, 2023	/s/ JOHN DAVID MORIARTY
John David Moriarty
Dated: ___August 7_______, 2023	LENDINGTREE, INC. Jill Olmstead
Name Chief Human Resources Officer
Title
/s/ JILL OLMSTEAD
Signature

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Dated: ___August 7_______, 2023	LENDINGTREE, LLC Jill Olmstead
Name Chief Human Resources Officer
Title
/s/ JILL OLMSTEAD
Signature

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